Consent of Independent Registered Public Accounting Firm

The Board of Directors and Unitholders
Pope Resources, A Delaware Limited Partnership:

We consent to the incorporation by reference in the Registration Statements (No. 333-46091, 333-114836, and 333-128245) on Form S-8 of Pope Resources, A Deleware Limited Partnership of our reports dated March 5, 2009, with respect to the balance sheets of Pope Resources, A Delaware Limited Partnership, as of December 31, 2008 and 2007, and the related statements of operations, partners’ capital and comprehensive income, and cash flows, for each of the years in the three-year period ended December 31, 2008, and the related financial statement schedule, which reports appear in the December 31, 2008, annual report on Form 10-K of Pope Resources, A Delaware Limited Partnership.

Effective January 1, 2006, the Partnership adopted Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements.

/s/ KPMG LLP

Seattle, Washington
March 5, 2009